EXHIBIT 4.1

                                     FORM OF
                                  REGULATION D

                    PRIVATE SECURITIES SUBSCRIPTION AGREEMENT

                             HENLEY HEALTHCARE, INC.

        THIS PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter "Agreement") has been executed by the undersigned in connection with the purchase in a private placement pursuant to Section 4(2) of the SECURITIES ACT of Securities, as amended (the "SECURITIES ACT") of up to 2,500 shares of certain convertible preferred securities (hereinafter the "Preferred"), convertible into shares of common stock, par value .01 per share (hereinafter "Common Stock"), and certain Common Stock purchase warrants (hereinafter called "Warrants), from Henley Healthcare, Inc., 120 Industrial Boulevard, Sugar Land, Texas, 77478, USA, a Company organized under the laws of Texas (hereinafter the "Company" or "Seller") by _____________________, organized under the laws of the ________, (hereinafter "Buyer"). Such shares of Common Stock issuable upon conversion of the Preferred and exercise of the Warrants are referred to hereinafter collectively as the "Shares". Seller and Buyer (hereinafter collectively the "parties") each hereby represents, warrants and agrees as follows:

        1.     AGREEMENT TO SUBSCRIBE; PURCHASE PRICE:

               (i) Buyer hereby subscribes for _______ shares of Series A Convertible Preferred Stock, par value $0.10 per share as set out in the Statement of Designation attached as Exhibit A, attached, to, and forming an integral part of this agreement at a purchase price per share of $1,000 USD for a total aggregate consideration of $_____________ USD;

               (ii) Buyer will receive Warrants to purchase ________ shares substantially in the form attached as Exhibit B to and forming an integral part of this Agreement. The Warrants will be issued in the following amounts and exercise prices:

                      25% exercisable @ the closing bid price of the Common Stock on the Closing Date (as hereinafter defined) on the Nasdaq SmallCap Market or any such other exchange or quotation system on which the Common Stock is then listed (the "Closing Bid Price");

                      25%    @ 115% of the Closing Bid Price;

                      25%    @ 120% of the Closing Bid Price; and

                      25% @ 135% of the Closing Bid Price.
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                      The Warrants will expire five (5) years after the Closing
                      Date.

                      (iii) Buyer shall on or before the Closing execute a copy of the Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form attached as Exhibit "C" to and forming an integral part of this Agreement;

                      (iv) The Company shall within thirty (30) days Closing Date, file a registration statement under the Securities Act covering the registration of all the Buyer's Shares issuable upon conversion of the Preferred, and the exercise of the Warrants ("Registrable Securities").

        2.     BUYER'S REPRESENTATIONS

               Buyer represents and warrants as follows:

               (i) Authorization: Such Buyer has full power and authority to enter into this Agreement and the Registration Rights Agreement, (collectively, the "Transaction Documents") and that the Transaction Documents, when executed and delivered will constitute a valid and legally binding obligation of Buyer in accordance with their terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

               (ii) Purchase Entirely for Own Account: This Agreement is made by Seller in reliance upon Buyer's representation to the Company, which by such Buyer's execution of this Agreement Buyer hereby confirms, that the Preferred and Warrants to be purchased by Buyer and the Common Stock issuable upon conversion and exercise thereof (collectively, the "Securities") will be acquired for investment for Buyers own account, not a nominee as agent, and not with a view to the resale or distribution of any part thereof. By execution of this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any person, to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

               (iii) Buyer is not a company, syndicate, partnership or other form of incorporation entity or company created solely to permit the purchase of the Securities by a group of individuals whose individual share in the aggregate acquisition cost of the Securities is less than $150,000 and Buyer is not purchasing the Securities as a result of an advertisement of the Securities, including an advertisement in printed media of general and regular paid circulation, radio or television.

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               (iv) Buyer understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

               (v) INFORMATION ON COMPANY. Buyer has been furnished with and has read the Company's Forms 10-KSB, 10-QSB, 8-K reports, and proxy or information statements filed subsequent thereto, (collectively, with exhibits thereto, hereinafter referred to as the "Reports"). In addition, the Buyer has received from the Company such other information concerning its operations, financial condition and other matters as the Buyer has requested, and considered all factors the Buyer deems material in deciding on the advisability of investing in the Securities (such information in writing is collectively, the "Other Written Information").

               (vi) INFORMATION ON BUYER. The Buyer is an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Buyer to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Buyer has the authority and is duly and legally qualified to purchase and own the Securities.

               (vii) NO MARKET MANIPULATION; SHORT SALES. Neither the Buyer, nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in a manipulation of the price of the Company Shares, including making, or causing to be made, any short sales of the Company's Common Stock.

        3.     SELLER'S REPRESENTATIONS

               Seller represents and warrants as follows:

               (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or the properties of the Company and its subsidiaries taken as a whole. To its knowledge, the Company is not the subject of any pending, threatened or contemplated investigation or administrative or legal proceedings by the Internal Revenue Service, the taxing authorities of any State of

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        local jurisdiction, or the Commission, or any State Securities
        Commission, or any other governmental entity.

               (ii) Seller has not conducted any general solicitation or general advertising with respect to any of the Securities offered hereby.

               (iii) The Statement of Designation, when executed and delivered pursuant to the terms of this Agreement, will have been duly authorized and executed and the Preferred, when issued and delivered will be fully paid and non assessable constitute valid and legally binding obligations of the Company in accordance with their terms, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

               (iv) The Shares, when issued and delivered upon conversion of the Preferred or exercise of the Warrants in accordance with their terms, will be duly and validly authorized and issued fully paid and non assessable and will not subject the Buyers thereof to personal liability by reason of being such Buyers. There are no preemptive rights of any shareholder of Seller with respect to the Shares contained in Seller's Articles of Incorporation or any agreement to which Seller is a party. The Shares, when issued and delivered upon conversion will be "restricted securities" as defined in Rule 144(a)(3) of the Securities Act and as such will bear the following restrictive legend:

                      (a) The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable state securities laws, and they cannot be offered for sale, sold, transferred, pledged or otherwise hypothecated except in accordance with the registration requirements of the Securities Act and such state laws or upon delivery to the Corporation of an opinion of legal counsel satisfactory to the Corporation that an exemption from registration is available.

               (v) The Transaction Documents, including the Statement of Designation and Warrants, have been duly authorized, validly executed and delivered on behalf of Seller and each is a valid and binding agreement of Seller in accordance with its terms and subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws new or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and

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        other forms of equitable relief may be subject to equitable deficiencies and to the discretion of the court before which any proceedings thereafter may be brought.

               (vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Seller of any of the terms or provisions of, or constitute default under, the Articles of Incorporation (or charter) or by-laws of Seller, or any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its proprietors or agents are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or governmental body having jurisdiction over Seller or any of its properties or assets.

               (vii) No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States, is legally required for the issuance and sale of the Preferred and (provided no commission or other remuneration is paid or given directly or indirectly by Seller for soliciting such conversion) the issuance of the Shares upon conversion of the Preferred in accordance with their terms, as contemplated by this Agreement, except the filing of a Form D and Form 8-K with the Commission.

               (viii) To the best of the Company's knowledge, after reasonable investigation, the information contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 as filed with the Commission does not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading. Since September 30, 1997 and except as set forth on
        Schedule 1 hereto, there has been no material adverse development in the business, properties, operations, financial condition or results of operations of Seller.

               (ix) Seller will issue one or more certificates representing the Preferred in the name of Buyer in such denominations to be specified by Buyer prior to closing and will issue one or more certificates representing the Shares in such denominations to be specified by the Buyer upon conversion of the Preferred. Seller further warrants that the Preferred and the Shares shall be transferable on the books and records of Seller as and to the extent provided in the Transaction Documents, subject to compliance with Federal and States securities laws.

               (x) The Company is not involved in any litigation which if determined adversely to the Company, could reasonably be expected to have a material adverse effect upon the Company's financial position.

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               (xi) The Company is eligible to register with the Securities and
        Exchange Commission, the Common Stock for resale on Form S-3.

               (xii) No other entities currently hold registration rights except as listed:

                             Maxxim Medical Inc.;
                             Vicki C. Belcher;
                             James V. Warren; and
                             J.L. (Skip) Moore.

        4.     RESERVATION OF SHARES

               The Company shall at all times have authorized, and reserved for the purpose of issuance sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Preferred Shares and issuance of the Conversion Shares in connection therewith (based on the conversion price of the Preferred Shares in effect from time to time) and the full exercise of the Warrants and the issuance of the Warrant Shares in connection therewith (based upon the exercise price of the Warrants in effect from time to time). The Company shall not reduce the number of shares of Common Stock reserved for issuance upon conversion of the Preferred or exercise of the Warrants without the consent of each Buyer, which consent will not be unreasonably withheld. The Company shall use its best efforts at all times to maintain the number of shares of Common Stock so reserved for issuance at no less than 1-1/2 times the number that is then actually issuable upon full conversion of the Preferred and full exercise of the Warrants (based on the conversion price of the Preferred or exercise price of the Warrants in effect from time to time). If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of Conversion Shares and Warrant Shares issued and issuable upon conversion of the Preferred and exercise of the Warrants (based on the conversion price of the Preferred and exercise price of the Warrants then in effect), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders.

        5.     LISTING

               The Company shall timely secure the listing of the Shares upon The Nasdaq SmallCap Market or such national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance). The Company will use its commercially practicable best efforts to maintain the listing and trading of its Common Stock on The Nasdaq SmallCap Market or other national securities exchange or automated quotation system and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of The Nasdaq SmallCap Market or such exchanges or

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        quotation systems, as applicable. The Company shall promptly provide to the Buyer copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on The Nasdaq SmallCap Market or other principal exchange or quotation system on which the Common Stock is then listed or traded.

               i. CORPORATE EXISTENCE. So long as a Buyer beneficially owns any Preferred or Warrants, the Company shall maintain its corporate existence in good standing under the laws of the jurisdiction in which it is incorporated and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets where the surviving or successor entity in such transaction assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith.

               ii. COMPLIANCE WITH LAW. The Company will conduct its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business (including without limitation, all applicable local, state and federal environmental laws and regulations), except where the failure to comply with such laws, rules or regulations would not have a material adverse effect.

               iii. INSURANCE. The Company shall maintain liability, casualty and other insurance (subject to customary deductions and retentions) with responsible insurance companies against such risk of the types and in the amounts customarily maintained by companies of comparable size to the Company.

        5(A).  INSTRUCTIONS TO TRANSFER AGENT

               The Company shall on the date the registration statement registering the Common Stock underlying the Preferred and Warrants is declared effective by the Securities and Exchange Commission, instruct their Transfer Agent to issue, upon receipt by the Company of a Notice of Conversion from the Buyer, the required number of shares of Common Stock, subject to the Notice of Conversion.

        6.     CLOSING

        The Preferred and Warrants shall be delivered to Buyer and the funds therefor shall be delivered to Seller on the __th day of _______, 1998 (the "Closing"), or at such time to be mutually agreed.

        At the closing, Seller shall execute the appropriate copies of the Transaction Documents (the "Seller's Closing Documents") and deliver the executed documents to Hechter and Associates, counsel for Buyer, with instructions to hold the documents in trust and not to release the documents to Buyer until advised to do so by Seller. Buyer shall execute the appropriate copies of the Transactions Documents (the "Buyer's Closing Documents") and deliver the executed documents to Porter &

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        Hedges, L.L.P. counsel for Seller, with instructions to hold the documents in trust and not to release the documents to Seller until advised to do so by Buyer.

        Immediately after Buyer has confirmed that its counsel has received the Seller's Closing Documents executed by Seller, then Buyer shall pay to Seller the aggregate purchase price of the Preferred for which Buyer subscribed (the "Purchase Price"). Buyer shall pay the Purchase Price, less all appropriate legal fees and commissions by wire transfer of immediately available funds in accordance with the following instructions:

               Bank Name:
               ABA #:
               Credit:
               Account #:

        On the banking day that Seller has confirmed that its counsel has received the Buyer's Closing Documents and is credited with having received the Purchase Price (the "Closing Date"), Seller shall advise Buyer. Immediately thereafter, Seller shall advise Hechter and Associates to release the Seller's Closing Documents to Buyer and Buyer shall advise Porter & Hedges, L.L.P. to release the Buyer's Closing Documents to Seller. The transaction Documents shall not be deemed to have been delivered except in accordance with the procedures described in this Section 6.

        If the Closing does not occur before _________, 1998 then either party may terminate this Agreement immediately upon written notice to the other party and all Transaction Documents shall be returned to the appropriate parties and will be deemed to be null and void.

        7.     CONDITIONS TO CLOSING

               (i) Buyer understands that Seller's obligation to sell the Preferred and Warrants is conditioned upon the receipt in immediately available funds of the amount set forth in Paragraph 1 hereof.

               (ii) Seller understands that Buyer's obligation to purchase the Preferred and Warrants, is conditioned upon delivery of certificate(s) representing the Preferred and Warrants as described in Exhibits A and B herein and receipt of an opinion of Seller's counsel, satisfactory to Buyer's Counsel.

        8.     RESTRICTIONS ON FUTURE FINANCINGS

               The Issuer will not enter into another equity financing that (a) would cause additional Common Stock issued in such equity financing to become freely tradable before 90 days after the Closing Date or, (b) would effect the orderly process of the registration statement associated with this transaction being declared effective, unless

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        (i) 85% of the Preferred Stock has been converted or, (ii) the Purchaser gives written approval for additional financings.

        9.     GOVERNING LAW: INTERPRETATION AND DISPUTES.

        This Agreement shall be governed by and construed under the laws of the State of Texas and the laws applicable therein without regard to its choice of law principles.

        10.    ARBITRATION

        All disputes arising under this Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Company and the Buyer in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If the Company and Purchaser cannot agree on an arbitrator within twenty (20) days, then the arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be held in such place in New York, New York as may be specified by the arbitrator (or any place agreed to by the Company, the Buyer and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Company or the Buyer in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All reasonable out of pocket costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Company as one party and the Buyer as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

        11.    CONFIDENTIALITY.

        The parties hereto agree to maintain the confidentiality of this Agreement and not to disclose to any person or entity information concerning the transaction contemplated hereby unless required by law to do so.

        12.    ENTIRE AGREEMENT.

        This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes any and all prior contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto.

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        This Agreement may be executed in counterparts and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

        13.    NOTICES

        All notices or other communications to be given or made hereunder must be in writing and will be delivered personally or mailed, by registered or certified mail, or sent by facsimile, to the undersigned, at the address set forth in this Agreement, with copies to such persons, at such addresses, as are set forth in this Agreement.

        15.    FULL NAME AND ADDRESS OF BUYER
               FOR REGISTRATION PURPOSES:

        NAME:_________________________________________

        ADDRESS:______________________________________

                ______________________________________

                ______________________________________

        TEL. No.:_____________________________________

        Fax. No.:_____________________________________

        CONTACT
        NAME:_________________________________________

        16.    DELIVERY INSTRUCTIONS:  (IF DIFFERENT FROM
               REGISTRATION NAME):

        NAME:_________________________________________
        ADDRESS:______________________________________
                ______________________________________
        TEL. No.:_____________________________________
        FAX. No.:_____________________________________
        CONTACT
        NAME:_________________________________________
        SPECIAL
        INSTRUCTIONS:_________________________________

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        IN WITNESS WHEREOF, this Agreement was duly executed on the date first written below

        Dated this ____day of the month of _________, 1998.

        NAME:                 ______________________________
                              ______________________________
        BY:                   ______________________________

        TITLE:                ______________________________

                                            HENLEY HEALTHCARE, INC.
                                            120 Industrial Boulevard
                                            Sugar Land, Texas, 77478-3128

                             BY:____________________________________

               I have the full authority to bind HENLEY HEALTHCARE, INC. _____(initial)

        NAME:                 ____________________________

        TITLE:                ____________________________

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